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Exhibit 10.13

Trial Agreement

involving

Gentium S.p.A.

and the

EBMT

CONTENTS OF SECTIONS

1. Conduct of the Study	2
2. Responsibilities	2
3. Liability and Indemnity	3
4. Financial Support	3
5. Confidentiality, Publication and Data Access	4
6. Terms and Termination	4
7. General Provision	4

Attachments:            Appendix 1            Final Protocol (dated 11 February 2004)

THIS AGREEMENT is made the 26th day of February, 2004 by and between:

  1.
  Gentium S.p.A. (hereinafter referred to as Gentium), Piazza XX Settembre, 2 D-22079 Villa Guardia (CO), Italy

  2.
  European Group for Blood and Marrow Transplantation (hereinafter referred to as EBMT), Macdonald Buchanan Building, John Astor House, Foley Street, London W1P 8AN, UK England; and represented by Selim Corbacioglu, Principal Investigator, and Jane Apperley, President of EBMT

WHEREAS:

  (A)
  Gentium is interested in the use of Defibrotide in the prophylaxis of venoocclusive disease (VOD).

  (B)
  The EBMT wishes to undertake a clinical trial involving Defibrotide to investigate and evaluate the use of Defibrotide for the prophylaxis of venoocclusive disease (VOD) in a high risk pediatric population after stem cell transplantation

  (C)
  The said trial is to be conducted pursuant to a protocol entitled:

"VOD-DF Study
Prospective Study of the Incidence and Outcome of Veno-occlusive Disease (VOD) with the Prophylactic Use of Defibrotide (DF, Gentium, Italy) in Pediatric Stem Cell Transplantation"

1

IT IS HEREBY AGREED THAT:

CONDUCT OF THE STUDY

1.1
The EBMT shall undertake the study providing several elements as depicted in '2. Responsibilities' (see below) like insurance coverage for participants randomised in the above mentioned international project as set down in the protocol

1.2
The study shall be conducted under the co-sponsorship of the EBMT

1.2.1
in all EBMT participating centres selected by the EBMT and agreed by Gentium

1.2.2
in accordance with the Protocol and any amendments to the Protocol as approved by all parties

1.2.3
with patients selected in accordance with the criteria specified in the Protocol

1.2.4
only after all necessary legal or other approvals have been granted including without limitation those of the Data Monitoring committee or any ethics committee at the Participating Centres and strictly in accordance with the terms of any such approval

1.2.5
in accordance with the principles of the standards of good clinical practice

2
RESPONSIBILITIES

2.1
Obligations of the EBMT

2.1.1
Insurance coverage for each patient of the study for each participating centre.

2.1.2
Online data management which will include: Maintenance of hardware (servers) and software, education of participants in software use, management of password, username and TAN (transaction numbers) distribution and maintenance, cleaning for data consistency, timely followup on data collection based on enrolment figures and all statistical analyses as described in the protocol.

2.1.3
With the strict prerequisite that the 'Deutsche Krebshilfe' will grant financial support, the EBMT will provide a study co-ordinator; provide the server necessary for the online data management and organize the monitoring of participating centers in Germany.

2.1.4
The EBMT will require Clinical Investigators and Participating Centres to treat any information provided to them by Gentium in accordance with terms equivalent to the confidentiality provisions of Article 5 of this Agreement.

2.1.5
The management of the Study at each Participating EBMT Centre.

2.1.6
EBMT data management centre will notify Gentium, Villa Guardia within 24 hours of any Serious Adverse Event. Contact details in Appendix 1.

2.1.7
EBMT data management centre will provide Gentium with information of the progress of the trial, such information is to be provided on a quarterly basis in writing (electronic or by regular mail). Reports will include progress of the study, countries involved, name of the centre, name of the investigator, number of patients enrolled with date of randomisation, eligibility status, treatment status and last follow-up date.

2.1.8
EBMT will provide Gentium with a copy of the final study report within a reasonable time but not exceeding eight months after the last patient has discontinued therapy. Data on adverse events will be provided upon request to enable Gentium to meet legal obligations to any regulatory authority. Upon request the Analysis database will be provided in the existing format to Gentium.

2.2
Gentium:

2.2.1
Will provide assistance to the EBMT until December 2008 (see Clause 4.1) in order that the EBMT may undertake the Study and discharge its obligations and responsibilities as set out in Clause 2.1.

2.2.2
Agrees to provide clinical trial drug for eligible participants. In detail Gentium will arrange for packaging, labeling, coding, supplying and handling of the investigational product.

2.2.3
Will conduct the monitoring of the international (non-German) participating centres according to ICH/GCP-criteria and the internal standards laid out in the monitoring handbook used for Germany.

2.2.4
Will handle IEC/IRB board submissions and will comply with national and local health regulations and requirements in order to conduct the study according to the national law in participating countries.

2.2.5
Will provide SAS-based back-up data management according to ICH/GCP-criteria. Obligations will include data entry into a central database and cleaning for data consistency in agreement with the online-based data management of the EBMT.

2.2.6
Will conduct investigator meetings according to the requirements of the

3
LIABILIY AND INDEMNITY

The EBMT will be deemed co-sponsor of the Study. The EBMT will take out a clinical trial insurance policy to provide compensation to participants in the study suffering injury or death caused by the administration of Defibrotide.

4
FINANCIAL SUPPORT

4.1.1
Annual budget table

Annual Budget (in Euro)	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Study co-ordinator	56.000,00	56.000,00	56.000,00	56.000,00	—	224.000,00
Non-recurrent costs	5.000,00					5.000,00
Monitoring (approximation)	26.000,00	26.000,00	26.000,00	26.000,00	—	104.000,00
Travel expenses	11.000,00	11.000,00	11.000,00	11.000,00	5.500,00	49.500,00
Communication (approximation)	1.200,00	1.200,00	1.200,00	1.200,00	1.200,00	6.000,00
IEC/IRB, health authorities (approximation)	5.000,00	5.000,00	5.000,00	—	—	15.000,00
Investigator meetings (approximation)	10.000.00	10.000.00	(10.000.00)	—	—	20.000,00 (30.000,00)
Trial insurance policy (approximation)	10.575,00	10.575,00	10.575,00	10.575,00		42.300,00
4.1.2
Early termination of the study (e.g. data monitoring committee decision based on interim analysis) or failure to recruit the planned number of patients according to protocol (100-150 patients per year), will end this contract with a pro-rata payment based on enrolled eligible patients.

4.2
Study data and all copyrights created in connection with the execution of this agreement shall be joint property of Gentium and EBMT. Any invention or discovery, whether patentable or not, arising from the Study relating specifically to Gentium shall be the exclusive property of Gentium. All parties will take the steps necessary to give effect to this provision.

5
CONFIDENTIALITY, PUBLICATION AND DATA ACCESS

5.1
This agreement and the terms and conditions hereof shall be confidential and none of the parties shall, without the prior written permission of the disclosing party, disclose the same to any third party except to the extent this may be

5.2
The first publication of the Main Report of the results of the Study will be in accordance with the protocol and will require the approval of Gentiurn, The EBMT may wish to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The EBMT agrees that prior to submission of publication or any other dissemination of results including oral dissemination the EBMT shall seek the approval of Gentium. Gentium will have a review time of 4 weeks for publication and 2 weeks for posters and presentations.

Authorship of the publication and presentation will follow the EBMT rules/statute

5.3
The EBMT will make available the analysis database in the existing format to Gentium after completion of the Study as provided in Clause 2.1.8 hereto for the purposes of safety analysis.

6
TERMS AND TERMINATION

6.1
This agreement shall enter into full force and effect retrospectively on the 1st of February 2004 and shall continue until the Study is complete upon publication by the EBMT of the Main Report or as otherwise terminated as provided for herein.

6.2
Any party may terminate this financial agreement forthwith by notice in writing to the other if the other party commits a breach of this agreement which in the case of a breach capable of remedy shall not have been remedied within sixty (60) days of the receipt to the party in default of a notice identifying the breach and requiring its remedy. It is expected that such notice to terminate this agreement will not be issue until the matter in question has been raised and discussed during the 60-day period.

6.3
The EBMT or Gentium shall after having discussed this with the other party, be entitled to terminate the Study in whole or in part in the following circumstances:

6.3.1
Forthwith following a review of the data and other know-how generated in the study that demonstrates the results generated may be of negligible scientific value

6.3.2
Forthwith on the advice of the Data Monitoring Committee and /or Ethical Committee on the grounds that

(i)
the safety of the patients in the Study warrants termination of the whole or part of the Study or

(ii)
no significant difference is likely to be demonstrated between the various regimes.

7
GENERAL PROVISIONS

7.1
Gentium and the EBMT have no obligation to renew this agreement. Gentium is not under any obligation to enter into another type of agreement with the EBMT at this time or in the future.

7.2
Each Gentium and the EBMT warrants and represents to the other that both have the full right and authority to enter into another type of agreement and that both are not aware of any impediment which would inhibit their ability to perform their obligations hereunder.

7.3
GOVERNING LAW AND JURISDICTION

The validity, construction and performance of this agreement will be governed by and construed for all purposes in accordance with the law of Italy and the jurisdiction lies in the courts of Milan, Italy.

For and on behalf of Gentium:		For and on behalf of Gentium:
/s/ MASSIMO IACOBELLI		/s/ LAURA IRIS FERRO
Name:	Massimo Iacobelli	Name:	LAURA IRIS FERRO
Title:	Medical Director	Title:	PRESIDENT
Date:	20.05.04	Date:	20.05.04
For and on behalf of the EBMT:		For and on behalf of the EBMT:
/s/ SELIM CORBACIOGLU		/s/ JANE F. APPERLEY
Name:	Dr. Selim Corbacioglu	Name:	Prof. Jane Apperley
Title:	Principal Investigator	Title:	President of the EBMT
Date:	20th March 2004	Date:	10th March 2004

Appendix A

Protocol

[Intentionally Deleted.]

QuickLinks

  Exhibit 10.13
1. Conduct of the Study
2. Responsibilities
3. Liability and Indemnity
4. Financial Support
5. Confidentiality, Publication and Data Access
6. Terms and Termination
7. General Provision